Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agiliti, Inc.:

We consent to the use of our report dated February 16, 2021 with respect to the consolidated balance sheets of Agiliti, Inc. and subsidiaries as of December 31, 2020 and 2019 and the related consolidated statements of operations, comprehensive (loss) income, equity (deficit) and cash flows for the year ended December 31, 2020 and the period January 4, 2019 through December 31, 2019 and the consolidated statements of operations, comprehensive (loss) income, equity (deficit) and cash flows of Agiliti Health, Inc. and subsidiaries for the period January 1, 2019 through January 3, 2019 and the year ended December 31, 2018 and the related notes incorporated by reference herein. Our report contains an explanatory paragraph that states that the Company has changed its method of accounting for leases effective January 1, 2019, due to the adoption of ASU 2016-02, Leases (Topic 842) and all related amendments.

/s/ KPMG LLP

Minneapolis, Minnesota

April 29, 2021